As filed with the Securities and Exchange Commission on April 18, 2016

Registration No. 333-142883

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JARDEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	35-1828377
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6655 Peachtree Dunwoody Road

Atlanta, Georgia 30328

(Address of principal executive offices including zip code)

Bradford R. Turner, Esq.

Chief Legal Officer and Corporate Secretary

6655 Peachtree Dunwoody Road

Atlanta, Georgia 30328

(Name and address of agent for service)

(770) 418-7000

(Telephone number, including area code, of agent for service)

Copies to:

Joel T. May, Esq.

Jones Day

1420 Peachtree Street

Atlanta, GA 30309

(404) 521-3939

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 3 relates to the Registration Statement on Form S-4 (File No. 333-142883) (the “Registration Statement”) of Jarden Corporation (“Jarden”) filed with the Securities and Exchange Commission (the “SEC”) on May 11, 2007, as amended by Amendment No. 1 filed with the SEC on June 14, 2007, as further amended by Amendment No. 2 filed with the SEC on July 3, 2007, which registered 7,448,653 shares of common stock, par value $0.01 per share of Jarden.

On April 15, 2016, pursuant to an Agreement and Plan of Merger, dated as of December 13, 2015, by and among Newell Rubbermaid Inc. (“Newell”), Jarden, NCPF Acquisition Corp. I, a Delaware corporation and a wholly-owned subsidiary of Newell, and NCPF Acquisition Corp. II, a Delaware corporation and a wholly-owned subsidiary of Newell, Jarden became a direct wholly-owned subsidiary of Newell as a result of a series of merger transactions (the “Acquisition”).

As a result of the Acquisition, Jarden has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by Jarden in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Jarden hereby removes from registration all of such securities registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 18, 2016.

JARDEN CORPORATION

By:	/s/ Bradford R. Turner
Name: Bradford R. Turner
Title: Chief Legal Officer and Corporate
Secretary

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.